Exhibit 4.2
DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following is a brief description of the securities of Four Corners Property Trust, Inc. registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description of the terms of our stock does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Maryland General Corporation Law (“MGCL”), and the full text of our charter and bylaws, copies of which have been filed as exhibits to this Annual Report on Form 10-K. As used in this “Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934,” references to the “Company,” “we,” “our” or “us” refer solely to Four Corners Property Trust, Inc. and not to any of its subsidiaries, unless otherwise expressly stated or the context otherwise requires.
General
Our charter (“our charter”) provides that we may issue up to 500,000,000 shares of common stock, par value $0.0001 per share (“common stock”), and 25,000,000 shares of preferred stock, par value $0.0001 per share (“preferred stock”). Our charter authorizes our board of directors, without any action by our stockholders, to amend our charter from time to time to increase or decrease the 525,000,000 aggregate number of authorized shares of common stock or preferred stock or the number of shares of stock of any class or series that we have authority to issue.
As of December 31, 2023, 91,582,559 shares of common stock and no shares of preferred stock were outstanding.
Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.
Description of Common Stock
Voting Rights
Subject to the provisions of our charter regarding the restrictions on transfer and ownership of shares of our common stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of capital stock, the holders of shares of common stock vote together as a single class and possess exclusive voting power. Nominees for director in an election in which the number of nominees is equal to the number of open board seats are elected by a majority of the votes cast. If the number of nominees in an election exceeds the number of open board seats, directors are elected by a plurality vote, as provided in our bylaws. A majority of the votes cast by stockholders is sufficient to approve any other matter, unless a different vote is required by our bylaws, rule, regulation or statute, or by our charter.
Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by a majority of its board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these actions may be taken if declared advisable by a majority of our board of directors and approved by the vote of stockholders holding at least a majority of the votes entitled to be cast on the matter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, because operating assets may be held by a corporation’s subsidiaries, as in our situation, these subsidiaries may be able to transfer all or substantially all of such assets without a vote of our stockholders.
Dividends, Distributions, Liquidation and Other Rights
Subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding the restrictions on transfer of shares of stock, holders of shares of common stock are entitled to receive dividends on such shares of common stock if, as and when authorized by our board of directors and declared by us out of assets legally available therefor. Such holders also are entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all of our debts and liabilities and any shares with preferential rights thereto.
Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights. Subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding the restrictions on transfer of shares of stock, shares of common stock have equal dividend, liquidation and other rights.
Restrictions on Ownership and Transfer
Holders of common stock will be subject to the ownership and transfer restrictions set forth in our charter. See “Restrictions on Ownership and Transfer” below.
Certain Provisions of Maryland Law and Our Charter and Bylaws
For a description of certain provisions of Maryland law and our charter and bylaws that may affect the rights and restrictions related to our common stock, see “Certain Provisions of Maryland Law and Our Charter and Bylaws” below.
Exchange Listing
Our common stock is listed on the NYSE under the symbol “FCPT.”
Transfer Agent and Registrar
The transfer agent and registrar for our shares of common stock is Broadridge Corporate Issuer Solutions, Inc.
Description of Preferred Stock
As of December 31, 2023 and the date hereof, we have no outstanding shares of preferred stock.
Subject to the limitations prescribed by Maryland law and our charter and bylaws, our charter authorizes our board of directors to classify or reclassify and issue one or more classes or series of preferred stock without stockholder approval. Our board of directors may determine the relative preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to our common stock. The issuance of preferred stock could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of our securities or otherwise might be in their best interest. The preferred stock will, when issued in exchange for the consideration therefor, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.
Holders of preferred stock will be subject to the ownership and transfer restrictions set forth in our charter. See “Restrictions on Ownership and Transfer” below. For a description of certain provisions of Maryland law and our charter and bylaws that may affect the rights and restrictions related to our preferred stock, see “Certain Provisions of Maryland Law and Our Charter and Bylaws” below.
Power to Reclassify Our Unissued Shares of Stock
Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of shares of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over the shares of common stock with respect to dividends, distributions and rights upon liquidation, and our board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of shares of our common stock or otherwise might be in their best interest. As of December 31, 2023, no shares of preferred stock are outstanding, and we do not have present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Common and Preferred Stock
We believe that the power of our board of directors, without prior stockholder approval (subject to certain exceptions), to amend our charter to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our securities or otherwise be in the best interest of our stockholders.
Restrictions on Ownership and Transfer
In order to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding stock (after taking into account any options to acquire shares) may be owned, directly or indirectly, or through attribution, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year.
Our charter contains restrictions on the ownership and transfer of our stock that are intended to, among other purposes, assist us in complying with these requirements. Our charter provides that, subject to the exceptions described below, no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the aggregate of our outstanding stock, referred to as the “Aggregate Stock Ownership Limit,” or more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of our outstanding common stock, referred to as the “Common Stock Ownership Limit.” The Aggregate Stock Ownership Limit and the Common Stock Ownership Limit are referred to collectively as the “Ownership Limits.”
The charter further provides that (a) no person may beneficially or constructively own shares that would result in the Company’s being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT (including, but not limited to, (i) beneficial or constructive ownership that would result in us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by us (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code), or (ii) as a result of any “eligible independent contractor” that operates a “qualified health care property” or a “qualified lodging facility”, as such terms are defined in the Code, on behalf of a taxable REIT subsidiary failing to qualify as such), (b) no person may beneficially or constructively own shares to the extent that such ownership could result in us failing to qualify as a “domestically controlled qualified investment entity” within the meaning of the Code, and (c) any transfer of shares that, if effective, would result in stock being beneficially owned by fewer than 100 persons will be void ab initio. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares that resulted in a transfer of shares to the charitable trust (as described below), is required to give notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days prior notice, and provide us with such other information as we may request in order to determine the effect of such transfer, if any, on our status as a REIT.
The board of directors, in its sole discretion, may exempt a proposed transferee from the Ownership Limits, which transferee is referred to in this “Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934,” as an “Excepted Holder.” However, the board of directors may not grant such an exemption to any person if such exemption would result in Four Corners Property Trust, Inc. being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in us failing to qualify as a REIT. Also, in order to be considered by the board of directors as an Excepted Holder, a person must not own, directly or indirectly, an interest in one of our tenants (or a tenant of any entity owned or controlled by us) that would cause us to own, directly or indirectly, more than a 9.9% interest in such a tenant (other than a TRS). This restriction is designed to ensure that rents from a tenant will qualify as “rents from real property” in satisfying the gross income tests applicable to REITs under the Code. The person seeking an exemption must represent to the satisfaction of the board of directors that it will not violate the two foregoing restrictions. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares causing such violation to the charitable trust. The board of directors may require a ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel, in either case in form and substance satisfactory to the board of directors, in its sole discretion, in order to determine or ensure our status as a REIT. The board of directors may impose such conditions or restrictions as it deems appropriate in connection with granting such an exemption.
In connection with granting a waiver of the Ownership Limits or creating an excepted holder limit or at any other time, the board of directors may from time to time increase or decrease the Ownership Limits, unless, after giving effect to such decrease or increase, we would be “closely held” under Section 856(h) of the Code or otherwise fail to qualify as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common stock or our shares of all classes and series of stock, as applicable, is, at the effective time of such reduction, in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of our common stock or our shares of all classes and series of stock, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of our common stock or shares of all classes or series of stock, as applicable, will violate the decreased ownership limit.
Our charter provides that, if any transfer of shares would result in shares being owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, our charter provides that, if any transfer of shares occurs which, if effective, would result in any person beneficially or constructively owning shares in excess or in violation of the other transfer or ownership limitations described above (a “Prohibited Owner”), then that number of shares the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries (the “Charitable Beneficiary”), and the Prohibited Owner will not acquire any rights in such shares. Such automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares held in the charitable trust will be issued and outstanding shares. Our charter provides that the Prohibited Owner will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends and will not possess any rights to vote or other rights attributable to the shares held in the charitable trust. Our charter provides that the trustee of the charitable trust (the “Charitable Trustee”) will have all voting rights and rights to dividends or other distributions with respect to shares held in the charitable trust, which rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the Charitable Trustee will be paid by the recipient of such dividend or other distribution to the Charitable Trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the Charitable Trustee. Any dividend or other distribution so paid to the Charitable Trustee will be held in trust for the Charitable Beneficiary. Subject to Maryland law, effective as of the date that such shares have been transferred to the charitable trust, our charter provides that the Charitable Trustee will have the authority (at the Charitable Trustee’s sole discretion) (a) to rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the charitable trust and (b) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary. However, our charter provides that if we have already taken irreversible corporate action, then the Charitable Trustee will not have the authority to rescind and recast such vote.
Within 20 days of receiving notice from us that shares have been transferred to the charitable trust, our charter provides that the Charitable Trustee must sell the shares held in the charitable trust to a person, designated by the Charitable Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the charter. Upon such sale, our charter provides that the interest of the Charitable Beneficiary in the shares sold will terminate and the Charitable Trustee must distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner will receive the lesser of (a) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in our charter) of such shares on the day of the event causing the shares to be held in the charitable trust and (b) the price per share received by the Charitable Trustee from the sale or other disposition of the shares held in the charitable trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares have been transferred to the charitable trust, such shares are sold by a Prohibited Owner, then our charter provides that (a) such shares will be deemed to have been sold on behalf of the charitable trust and (b) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess will be paid to the Charitable Trustee upon demand.
In addition, our charter provides that shares held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (b) the Market Price on the date that we, or our designee, accepts such offer. We will have the right to accept such offer until the Charitable Trustee has sold the shares held in the charitable trust. Upon such a sale to us, our charter provides that the interest of the Charitable Beneficiary in the shares sold will terminate and the Charitable Trustee will distribute the net proceeds of the sale to the Prohibited Owner.

All certificates evidencing our shares will bear a legend referring to the restrictions described above. Instead of a legend, the certificate may state that we will issue a full statement of certain restrictions on ownership and transferability to a stockholder on request and without charge.
Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in number or value of all classes or series of stock, including common stock, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of stock that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner must provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the Ownership Limits. In addition, each stockholder will, upon demand, be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Ownership Limits.
The foregoing restrictions on transferability and ownership will not apply if the board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
The ownership limitations contained in the charter could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for our common shares or otherwise be in the best interest of our stockholders.
Certain Provisions of Maryland Law and Our Charter and Bylaws
Our Board of Directors
Our charter and bylaws provide that the number of directors of our company may be established by our board of directors, but may not be fewer than the minimum number required under Maryland law nor more than 15 directors. Our charter and bylaws provide that any vacancy that results from an increase in the number of directors may be filled by a majority of the board of directors and any other vacancy may be filled by a majority of the board of directors, even if the remaining directors do not constitute a quorum. Any individual elected to fill such vacancy will serve until the next annual meeting of stockholders and until a successor is duly elected and qualified.
Pursuant to our bylaws, each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies under Maryland law. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Nominees for director in an election in which the number of nominees is equal to the number of open board seats are elected by a majority of the votes cast. If the number of nominees in an election exceeds the number of open board seats, directors are elected by a plurality vote, as provided in our bylaws.
Removal of Directors
Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed from office at any time, with or without cause by the affirmative vote of the holders of at least a majority of the voting power of our then outstanding capital stock entitled to be cast generally in the election of directors.
Business Combinations
Our charter provides that the Maryland Business Combination Act will not apply to any business combination between us and any person. This charter provision can be amended only upon the recommendation of our board of directors and with the approval of the holders of at least a majority in voting power of our outstanding stock entitled to vote on such matter. If it were not for this election, under the MGCL, certain “business combinations” between us and any interested stockholder or affiliate of an interested stockholder would be prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of a supermajority of stockholders.

Control Share Acquisitions
Our charter provides that the Maryland Control Share Acquisition Act will not apply to any acquisition by any person of any shares of our capital stock. This charter provision can be amended only upon the recommendation of our board of directors and with the approval of the holders of at least a majority in voting power of our outstanding stock entitled to vote on such matter. If it were not for this exemption, Maryland law would provide that holders of issued and outstanding shares of our stock acquired in a control share acquisition have no voting rights with respect to such shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter.
Subtitle 8
Our charter provides that we are prohibited from electing to be subject to the “unsolicited takeover” provisions of Subtitle 8 of Title 3 of the MGCL. Such provisions permit a Maryland corporation with (i) a class of equity securities registered under the Exchange Act and (ii) at least three independent directors to elect to be subject, by provision in its charter or bylaws or by a resolution of its board of directors (notwithstanding any contrary provision in its charter or bylaws), to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining directors in office and such director shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified; and

•	a majority requirement for the calling of a special meeting of stockholders.
This charter provision may be rescinded or amended only upon the recommendation of our board of directors and with the approval of the holders of at least a majority in voting power of our outstanding stock entitled to vote on such matter.
Amendment of Our Charter and Bylaws and Approval of Extraordinary Transactions
Under Maryland law, a Maryland corporation generally cannot amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these actions by a lesser percentage of stockholders, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides that the affirmative vote of the holders of at least a majority in voting power of our outstanding stock entitled to vote on such matters will be required to approve all charter amendments or the other extraordinary actions listed above. However, Maryland law permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation.
Our charter requires the affirmative vote of the holders of at least a majority in voting power of our outstanding stock to amend any provision of the charter other than those amendments permitted to be made without stockholder vote by law or specific provision of the charter. Accordingly, at least a majority in voting power of our outstanding stock entitled to vote on such matters is required in order to amend provisions in our charter relating to restrictions on transfer and ownership of our stock, our election to opt-out of the Maryland Business Combination Act, the Maryland Control Share Acquisition Act and Subtitle 8, amendment of our bylaws by the stockholders, the procedure for calling special meetings of stockholders and the stockholder action voting requirements described above.
Our board of directors has the authority, without any action by our stockholders, to amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue, including by effecting a reverse stock split.

Our charter and bylaws provide that our bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the stockholders or by the board of directors. All such amendments must be approved by either the affirmative vote of a majority in voting power of our outstanding stock entitled to vote thereon or by a majority of the entire board of directors then in office, as applicable.
Meetings of Stockholders
Under our bylaws, annual meetings of stockholders are to be held each year at a date and time as determined by our board of directors. Special meetings of stockholders may be called only by a majority of the directors then in office, by the chairman of our board of directors, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders shall be called by our secretary upon the written request of stockholders entitled to cast not less than ten percent of the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Maryland law and our bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by unanimous consent, if that consent sets forth that action and is given in writing or by electronic transmission by each stockholder entitled to vote on the matter.
Advance Notice of Director Nominations and New Business
Our bylaws provide that, at any annual meeting of stockholders, proposals of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the board of directors or (3) by a stockholder who was a stockholder of record at the time of provision of notice and on the record date for the meeting, is entitled to vote at the meeting in the election of directors or on such other proposed business and who has complied with the advance notice procedures of our bylaws. The stockholder generally must provide notice to the secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date of preceding year’s annual meeting.
Only the business specified in our notice of meeting may be brought before any special meeting of stockholders. Our bylaws provide that nominations of individuals for election to our board of directors at a meeting of stockholders may be made only (1) by or at the direction of the board of directors or (2) by any stockholder of record at the time of provision of the notice and on the record date for the meeting, who is entitled to vote at the meeting in the election of each individual so nominated, and who has complied with the advance notice provisions set forth in our bylaws and who has complied with the nomination procedures set forth in our bylaws. Such stockholder will be entitled to nominate one or more individuals, as the case may be, for election as a director if the stockholder’s notice, containing the information required by our bylaws, is delivered to the secretary (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary of our preceding year’s annual meeting; provided that in the case provided that in the case no annual meeting was held in the previous year or the annual meeting is changed by more than 30 days before or 60 days after such anniversary date, notice must be received not less than the later of the close of business on (a) the 90th day prior to such annual meeting and (b) the 10th day following the day on which such notice of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made and (ii) in the case of a special meeting, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.
The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting stockholder meetings.
Indemnification and Limitation of Directors’ and Officers’ Liability
Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active or deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains a provision that limits, to the maximum extent permitted by Maryland law, the liability of our directors, but not our officers, to us and our stockholders for money damages.
Maryland law requires a Maryland corporation (unless otherwise provided in its charter, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, will be limited to expenses.
In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.
Our charter and bylaws require that we indemnify our directors and officers (including any person who is or was a director or officer of ours serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) to the fullest extent authorized by Maryland law, in effect from time to time. Such right to indemnification continues as to our former directors or officers and also inures to the benefit of the heirs, executors and personal and legal representatives of our directors and officers. We are not obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by director or officer unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors, except for proceedings to enforce rights to indemnification. Our directors and officers also have a right to be advanced by us any expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon our receipt of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by us under our charter and a written affirmation by the director or officer of the director’s or officer’s good faith belief that the standard necessary for indemnification has been met. Our charter and bylaws also provide that we may, to the extent authorized from time to time by our board of directors, provide rights to indemnification and to the advancement of expenses to employees and agents of ours similar to those conferred in our charter and bylaws to our directors and officers and to such further extent as shall be permitted by applicable Maryland law.
In respect to our obligations to provide indemnification to directors and officers for liability arising under the Securities Act of 1933, as amended (the “Securities Act”), we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
We maintain insurance on behalf of our directors and officers, insuring them against liabilities that they may incur in such capacities or arising from this status.
Anti-takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws
The restrictions on transfer and ownership of our stock set forth in our charter will prohibit any person from acquiring more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock, without the prior consent of our board of directors. Because our board of directors will be able to approve exceptions to the ownership limits, the ownership limits will not interfere with a merger or other business combination approved by our board of directors. See “Restrictions on Ownership and Transfer.”

The provisions described above, along with other provisions of the MGCL and our charter and bylaws discussed above and the advance notice provisions and the procedures that stockholders will be required to follow to request a special meeting, alone or in combination, could have the effect of delaying, deferring or preventing a proxy contest, tender offer, merger or other change in control of us that might involve a premium price for our securities or otherwise be in the best interest of our securityholders, and could increase the difficulty of consummating any offer.
REIT Qualification
Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.